SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)




                         Network Peripherals, Inc.
                              (Name of Issuer)



                  Common Stock, Par Value $.001 Per Share
                       (Title of Class of Securities)



                                 64121R100
                               (CUSIP Number)



                                May 11, 2001
          (Date of Event Which Requires Filing of this Statement)
------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 56 Pages



CUSIP No. 64121R100                13G                  Page  2  of  56  Pages
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Walter Scheuer
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 100,550 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY                 469,650 shares*
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   100,550 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  609,750 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     710,300 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.53%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 100,550 shares.





CUSIP No. 64121R100                13G                  Page  3  of  56  Pages
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Marge Scheuer
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY                 118,700 shares*
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  118,700 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     118,700 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.92%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.







CUSIP No. 64121R100                  13G                 Page  4  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Wayne S. Reisner
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 15,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY                 324,150 shares*
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   15,000 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  324,150 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     339,150 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.64%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 15,000 shares.






CUSIP No. 64121R100                   13G               Page  5  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Judith Scheuer
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY                 41,700 shares*
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  41,700 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     41,700 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.32%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.

CUSIP No. 64121R100                13G                Page  6  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Susan Scheuer
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY                 20,000 shares*
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  20,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     20,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.16%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                  13G                Page  7  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Hopewell Partners
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 15,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                    15,000 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.12%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     PN
-------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                  13G                Page  8  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Walter Scheuer 1993 Charitable Remainder Trust
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 115,000* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   115,000* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     115,000* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.89%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100               13G                  Page  9  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO David Scheuer dated 12-11-51
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 10,000* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   10,000* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,000* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.08%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100               13G                  Page  10  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    David Scheuer 1993 Charitable Trust
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 5,000* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   5,000* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,000* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.04%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.








CUSIP No. 64121R100                  13G               Page  11  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Jeffrey Scheuer dated 5-18-54
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 5,000* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   5,000* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,000* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.04%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                   13G              Page  12  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Judith Scheuer 1993 Charitable Trust
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 12,000* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   12,000* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     12,000* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.09%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                  13G               Page  13  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Susan Scheuer 1993 Charitable Trust
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 6,000* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   6,000* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,000* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.05%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.







CUSIP No. 64121R100                 13G                Page  14  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Jeremy Scheuer dated 4-20-88
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 22,900* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   22,900* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     22,900* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.18%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                 13G               Page  15  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Winifred Scheuer dated 12-20-84
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 24,900* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   24,900* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     24,900* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.19%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                13G                 Page  16  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Trust FBO Daniella Eve Lipnick dated 10-09-90
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 10,900* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   10,900* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,900* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.08%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                 13G                Page  17  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Abigail Lipnick dated 4-13-92
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 10,400* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   10,400* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,400* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.08%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                  13G               Page  18  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Noah Lipnick
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 11,900* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   11,900* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,900* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.09%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100              13G                   Page  19  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Rachel Mellicker
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 11,900* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   11,900* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,900* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.09%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100              13G                   Page  20  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Samuel Mellicker
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 7,900* shares
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   7,900* shares
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,900* shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.06%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100               13G                  Page  21  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Scheuer Grandchildren Trust
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 80,100 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   80,100 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     80,100 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.62%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                13G                 Page  22  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Blue Ridge Foundation, Inc.
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 45,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   45,000 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     45,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.35%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                  13G               Page  23  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Four Oaks Foundation, Inc.
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 45,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   45,000 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     45,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.35%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100               13G                  Page  24  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Lone Rock Foundation, Inc.
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 10,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   10,000 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.08%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                   13G              Page  25  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Trust FBO Marcelle Halpern
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 15,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON                   15,000 shares*
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     15,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.12%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                 13G                Page  26  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Mark Nikiper
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 5,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY                 182,450 shares*
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  187,450 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     187,450 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.46%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP No. 64121R100                 13G                Page  27  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    John Hinger
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 6,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  6,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.05%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                  13G               Page  28  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Elizabeth Newberry
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 4,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  4,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.03%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                  13G               Page  29  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Teri Daukshus
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 5,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  5,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.04%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                  13G               Page  30  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Lisa Casablanca
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 4,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  4,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.03%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                   13G              Page  31  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Jennie Quock
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 3,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  3,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.02%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.







CUSIP No. 64121R100              13G                   Page  32  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Michael Carey
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 5,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  5,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.04%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                   13G               Page  33  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Joseph Cotton
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 500 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  500 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.004%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP No. 64121R100             13G                   Page  34  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tracey Bolden
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 500 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  500 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.004%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                13G                 Page  35  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Angela Dobler
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 500 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  500 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.004%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                 13G               Page  36  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Maxine Douglas
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 500 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  500 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.004%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                  13G               Page  37  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Helen Dubson
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 500 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  500 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.004%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100                 13G              Page  38  of  56  Pages
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Todd Fliegel
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 1,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  1,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.008%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                 13G                Page  39  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Julie Keane
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 500 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  500 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.004%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                 13G                Page  40  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Sui Ng
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 500 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  500 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.004%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






CUSIP No. 64121R100               13G                  Page  41  of  56  Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Roseann Rizza
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 1,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  1,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.008%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.





CUSIP No. 64121R100                 13G                 Page  42  of  56  Pages
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Peter Secrist
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                (b)  |_|
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF                 3,000 shares*
         SHARES             ---------------------------------------------------
       BENIFICIALLY         6     SHARED VOTING POWER
         OWNED BY
          EACH              ---------------------------------------------------
       REPORTING            7     SOLE DISPOSITIVE POWER
         PERSON
          WITH              ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  3,000 shares*
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,000 shares*
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |_|
     SHARES
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.02%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.






Item 1 (a).       Name of Issuer:

                  Network Peripherals, Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2859 Bayview Drive
                  Fremont, California 94538

Item 2(a).        Names of Persons Filing:

                  This Schedule 13G is being jointly filed by Walter Scheuer, Marge Scheuer, Judith Scheuer, Susan Scheuer, Wayne S. Reisner, Hopewell Partners, a New York limited partnership ("Hopewell"), The Blue Ridge Foundation, Inc., a charitable foundation ("Blue Ridge"), The Four Oaks Foundation, Inc., a charitable foundation ("Four Oaks"), The Lone Rock Foundation, Inc., a charitable foundation ("Lone Rock"), Mark Nikiper, John Hinger, Elizabeth Newberry, Teri Daukshus, Lisa Casablanca, Jennie Quock, Michael Carey, Joseph Cotton, Tracey Bolden, Angela Dobler, Maxine Douglas, Helen Dubson, Todd Fliegel, Julie Keane, Sui Ng, Roseann Rizza, Peter Secrist and on behalf of certain trusts (the "Trusts"), as set forth on Exhibit A hereto (collectively referred to herein as the "Reporting Persons"), with respect to shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), which the Reporting Persons may be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal business address of each of the Reporting Persons is:

                  c/o Walter Scheuer
                  635 Madison Avenue
                  New York, New York 10022

Item 2(c).        Citizenship:

                  Each of the individual Reporting Persons is a citizen of the United States. Hopewell, Blue Ridge, Four Oaks, Lone Rock and all of the Trusts were organized in the United States.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.001 per share

Item 2(e).        CUSIP Number:

                  64121R100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.           Ownership.

                  The Reporting Persons, in the aggregate, own
                  947,100 shares, or 7.37% of the Company Common Stock. Information concerning the number and percentage of shares of the Company Common Stock which may be deemed to be beneficially owned by each Reporting Person, and the number of such shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth on pages 2 through 42 of this Schedule 13G. Shares reported as beneficially owned by Walter Scheuer and Mark Nikiper include 182,450 shares of the Company Common Stock owned as portfolio securities by Sterling Capital Corporation, a New York corporation ("Sterling"), which is a publicly-traded closed-end investment company. Messrs. Scheuer and Nikiper constitute the investment committee of Sterling and, accordingly, have the power to vote and dispose of such shares. Shares reported as beneficially owned by Mr. Scheuer also include 84,600 shares of the Company Common Stock with respect to which Mr. Scheuer shares investment power with certain third parties. Shares reported as beneficially owned by Mr. Scheuer also include 1,500 shares of the Company Common Stock held in accounts managed by Manchester Capital Corporation, a New York Corporation which is a registered investment advisor. Mr. Scheuer owns 100% of the shares of Manchester Capital Corporation.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 21, 2001


                                        /s/ Walter Scheuer
                                        ----------------------------
                                        Walter Scheuer (1)(2)


                                       /s/ Wayne S. Reisner
                                       ----------------------------
                                       Wayne S. Reisner (3)


                                       /s/ Marge Scheuer
                                       ----------------------------
                                       Marge Scheuer (4)


                                       /s/ Judith Scheuer
                                       -----------------------------
                                       Judith Scheuer (5)


                                       /s/ Susan Scheuer
                                       -----------------------------
                                       Susan Scheuer (6)


                                       /s/ Walter Scheuer
                                       ----------------------------
                                       Hopewell Partners
                                       by Walter Scheuer,
                                       General Partner


                                       /s/ Mark Nikiper
                                       -----------------------------
                                       Mark Nikiper


                                       /s/ John Hinger
                                       -----------------------------
                                       John Hinger


                                       /s/  Elizabeth Newberry
                                       -----------------------------
                                       Elizabeth Newberry


                                       /s/  Teri Daukshus
                                       -----------------------------
                                       Teri Daukshus


                                       /s/  Lisa Casablanca
                                       -----------------------------
                                       Lisa Casablanca


                                       /s/ Jennie Quock
                                       -----------------------------
                                       Jennie Quock


                                       /s/ Michael Carey
                                       -----------------------------
                                       Michael Carey


                                       /s/ Joseph Cotton
                                       -----------------------------
                                       Joseph Cotton


                                       /s/ Tracey Bolden
                                       -----------------------------
                                       Tracey Bolden


                                       /s/ Angela Dobler
                                       -----------------------------
                                       Angela Dobler


                                       /s/ Maxine Douglas
                                       -----------------------------
                                       Maxine Douglas


                                       /s/ Helen Dubson
                                       -----------------------------
                                       Helen Dubson


                                       /s/ Todd Fliegel
                                       -----------------------------
                                       Todd Fliegel


                                       /s/ Julie Keane
                                       -----------------------------
                                       Julie Keane


                                       /s/ Sui Ng
                                       -----------------------------
                                       Sui Ng


                                       /s/ Roseann Rizza
                                       -----------------------------
                                       Roseann Rizza


                                       /s/ Peter Secrist
                                       -----------------------------
                                       Peter Secrist




--------------
(1)  Individually, and as Trustee for the following Trusts:
         Trust for the Benefit of David Scheuer dated 12-11-51
         Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
         Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
         The 1993 Susan Scheuer Charitable Remainder Trust
         The 1993 Judith Scheuer Charitable Remainder Trust
         Trust for the Benefit of Marcelle P. Halpern

(2)  As attorney-in-fact for:
         Marge Scheuer
         Judith Scheuer
         As President of The Blue Ridge Foundation, Inc.
         As President of The Four Oaks Foundation, Inc.

(3)  Individually, and as a Trustee for the following Trusts:
         The Walter Scheuer 1993 Charitable Remainder Trust

(4)  Individually, and as Trustee for the Scheuer Grandchildren Trust

(5)  Individually, and as Trustee for the following Trusts:
         Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
         The 1998 Noah Lipnick 2503(c) Trust

(6)  Individually, and as President of the Lone Rock Foundation, Inc.






                                  EXHIBITS

Exhibit    Description                                                Page No.
-------    -----------                                                --------

A          Identification of Certain Trusts                               50

B          Statement With Respect to Joint Filing of Schedule 13G         52






                                                                  EXHIBIT A

                      IDENTIFICATION OF CERTAIN TRUSTS


Trust for the Benefit of Jeffrey Scheuer dated 5-18-54

        Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New
        York 10022

Trust for the Benefit of David Scheuer dated 12-11-51
        Walter Scheuer, Marge P. Scheuer, David Scheuer and Wayne S. Reisner, Trustees c/o
        Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84
        Walter Scheuer, Jeffrey Scheuer, Ruth Dundas and Wayne Reisner, Trustees c/o
        Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88
        Walter Scheuer, Jeffrey Scheuer, Ruth Dundas and Wayne Reisner, Trustees c/o
        Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90
        Walter Scheuer, Susan Scheuer, Jonathan Lipnick and Wayne Reisner, Trustees c/o
        Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92
        Walter Scheuer, Susan Scheuer, Jonathan Lipnick and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022.

The 1993 Walter Scheuer Charitable Remainder Trust
         Marge Scheuer and Wayne S. Reisner, Trustees c/o Marge Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 David Scheuer Charitable Remainder Trust
         Walter Scheuer and Wayne S. Reisner, Trustees
         c/o Walter Scheuer, 635 Madison
         Avenue, New York, New York 10022

The 1993 Susan Scheuer Charitable Remainder Trust
         Walter Scheuer and Wayne S. Reisner, Trustees
         c/o Walter Scheuer, 635 Madison
         Avenue, New York, New York 10022

The 1993 Judith Scheuer Charitable Remainder Trust
         Walter Scheuer and Wayne S. Reisner, Trustees
         c/o Walter Scheuer, 635 Madison
         Avenue, New York, New York 10022

Trust for the Benefit of Marcelle P. Halpern
         Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95
         Joseph Mellicker and Judith Scheuer, Trustees c/o Judith Scheuer, 635 Madison Avenue, New York, New York 10022

Scheuer Grandchildren Trust
         Marge P. Scheuer, Trustee c/o Walter Scheuer,
         635 Madison Avenue, New York, New York 10022

The 1998 Rachel Mellicker 2503(c) Trust
         Judith Scheuer and Joseph Mellicker, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1998 Noah Lipnick 2503(c) Trust
         Judith Scheuer and Joseph Mellicker, Trustees
         c/o Walter Scheuer, 635 Madison
         Avenue, New York, New York 10022




                                                               EXHIBIT B

            JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

         This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on
Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the common stock, par value $.001 per share, of Network Peripherals, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 21st Day of May, 2001.

                        /s/ Walter Scheuer
                        -----------------------------
                        Walter Scheuer (1)(2)


                       /s/ Wayne S. Reisner
                       -----------------------------
                       Wayne S. Reisner (3)


                       /s/ Marge Scheuer
                       -----------------------------
                       Marge Scheuer (4)


                       /s/ Judith Scheuer
                       -----------------------------
                       Judith Scheuer (5)


                       /s/ Susan Scheuer
                       -----------------------------
                       Susan Scheuer (6)


                       /s/ Walter Scheuer
                       -----------------------------
                       Hopewell Partners
                       by Walter Scheuer,
                       General Partner

                       /s/ Mark Nikiper
                       -----------------------------
                       Mark Nikiper


                       /s/ John Hinger
                       -----------------------------
                        John Hinger


                       /s/  Elizabeth Newberry
                       -----------------------------
                       Elizabeth Newberry


                       /s/  Teri Daukshus
                       -----------------------------
                       Teri Daukshus


                       /s/  Lisa Casablanca
                       -----------------------------
                       Lisa Casablanca


                       /s/ Jennie Quock
                       -----------------------------
                       Jennie Quock


                       /s/ Michael Carey
                       -----------------------------
                       Michael Carey


                       /s/ Joseph Cotton
                       -----------------------------
                       Joseph Cotton


                       /s/ Tracey Bolden
                       -----------------------------
                       Tracey Bolden


                       /s/ Angela Dobler
                       -----------------------------
                       Angela Dobler


                       /s/ Maxine Douglas
                       -----------------------------
                       Maxine Douglas

                       /s/ Helen Dubson
                       -----------------------------
                       Helen Dubson


                       /s/ Todd Fliegel
                       -----------------------------
                       Todd Fliegel


                       /s/ Julie Keane
                       -----------------------------
                       Julie Keane


                       /s/ Sui Ng
                       -----------------------------
                       Sui Ng


                       /s/ Roseann Rizza
                       -----------------------------
                       Roseann Rizza


                       /s/ Peter Secrist
                       -----------------------------
                        Peter Secrist



-------------
(1)  Individually, and as Trustee for the following Trusts:
         Trust for the Benefit of David Scheuer dated 12-11-51
         Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
         Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
         The 1993 Susan Scheuer Charitable Remainder Trust
         The 1993 Judith Scheuer Charitable Remainder Trust
         Trust for the Benefit of Marcelle P. Halpern

(2)  As attorney-in-fact for:
         Marge Scheuer
         Judith Scheuer
         As President of The Blue Ridge Foundation, Inc.
         As President of The Four Oaks Foundation, Inc.

(3)   Individually, and as a Trustee for the following Trusts:
         The Walter Scheuer 1993 Charitable Remainder Trust

(4)   Individually, and as Trustee for the Scheuer Grandchildren Trust

(5)   Individually, and as Trustee for the following Trusts:
         Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
         The 1998 Noah Lipnick 2503(c) Trust

(6)   Individually, and as President of the Lone Rock Foundation, Inc.